EXHIBIT 21.1

                             LIST OF SUBSIDIARIES


      The following is a list of all subsidiaries of the Company, jurisdiction of incorporation or organization and the percentage of shares owned, directly or indirectly, by the Company.


                                STATE OR OTHER
                                JURISDICTION OF         PERCENTAGE OF
            NAME                INCORPORATION           SHARES OWNED
------------------------------- ---------------         -------------
Billing Concepts, Inc.             Delaware                 100%
Aptis, Inc.                        Delaware                 100%
CUville.com, Inc.                  Delaware                 100%
Enhanced Services Billing, Inc.    Delaware                 100%
FIData, Inc.                       Delaware                 100%
Princeton eCom Corporation         Delaware                  24%